EXHIBIT 10.1

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made and entered into as of February 11, 2022 (the “Effective Date”) by and between LCNB Corp., an Ohio corporation (hereinafter referred along with any successors or assigns as, the “Company”) and the shareholders listed on Schedule A (individually each a “Seller” and collectively, the “Sellers,” and together with the Company, the “Parties”).

WHEREAS, Sellers own collectively 1,051,687 shares of Company common stock without par value (the “Shares”), and each Seller owns individually the number of Shares set forth beside each Seller’s name on Schedule A;

WHEREAS, Sellers desire to sell all of their Shares to the Company and the Company desires to repurchase all of the Sellers’ Shares;

WHEREAS, the board of directors of the Company (the “Board”) has authorized and approved the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.PURCHASE AND SALE OF SHARES
1.1Purchase and Sale of Shares and Settlement. Subject to the terms and conditions of this Agreement, each Seller hereby agrees to authorize the Sellers’ representatives to offer for sale in the open market that number of shares of the Company’s common stock set forth opposite such Seller’s name on Exhibit A, free and clear of any liens, claims, pledges, security interests, encumbrances or other restrictions on transfer (collectively, the “Liens”), at a price of $20.00 per Share, for an aggregate gross amount of $21,033,740.00. The Company hereby agrees to authorize its representatives to purchase in the open market all, or as many as are practically possible, of the Seller’s Shares (the “Transaction”). The Transaction will settle on a delivery versus payment basis through The Depository Trust & Clearing Corporation as arranged by Charles Schwab Corporation and Boenning & Scattergood, Inc., broker-dealers of Sellers and Company, respectively. Each Seller shall execute all documents and instruments and otherwise take all actions as may be necessary to sell, assign, transfer, and otherwise convey good and marketable title to the Shares owned by such Seller, free and clear of all Liens.

2.REPRESENTATIONS AND WARRANTIES.
2.1Sellers’ Representations and Warranties. Each Seller represents and warrants to the Company that the following statements are true and correct as of the Effective Date of this Agreement:
2.1.1Each Seller has the requisite legal right, power, capacity and authority to sell, transfer, and assign the Shares. Each Seller has the requisite legal right, power, capacity and authority to enter into this Agreement and to bind each Seller to carry out and perform its obligations hereunder. This Agreement has been duly authorized by each Seller and is a legal, valid and binding obligation of each Seller enforceable against the Sellers in accordance with the Agreement’s terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the discretion of a court of equity with respect to the availability of equitable remedies.
2.1.2Each Seller holds of record and has legal and beneficial ownership of each of the Shares reflected opposite such Seller’s name on Schedule A, and upon delivery to the Company of the Shares to be sold by the Seller to the Company, against payment made pursuant to this Agreement, good and valid title to such Shares, free and clear of all Liens will pass to the Company.
2.1.3The execution and delivery of this Agreement, the consummation of the Transaction, and the fulfillment of and compliance with the terms and conditions thereof and hereof do not and will not with the passing of time or giving of notice (i) violate any provision of any judicial or administrative order, award, judgment or decree applicable to any Seller, or (ii) conflict with, result in a breach of or right to cancel or constitute a default under any agreement or instrument to which any Seller is a party, by which any Seller is bound or to which any Seller is subject.
2.1.4Each Seller has independently evaluated the merits of its decision to sell the Shares pursuant to this Agreement and confirms that the Seller has not relied on the advice of the Company (or any of its agents, counsel, or representatives) in making such decision. Each Seller has carefully reviewed the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020, all subsequent public filings of Company with the Securities and Exchange Commission, other publicly available information regarding the Issuer, and such other information that the Seller and its advisers deem necessary to make its decision to enter into the Transaction. Each Seller understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Seller in connection with the sale of the Shares constitutes legal, regulatory, tax, or investment advice. Each Seller has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the sale of Shares and has so evaluated such merits and risks.
2.1.5Neither the Company nor any of its affiliates, representatives, or other agents have been requested to or have provided the Seller with any information or advice with respect to the Shares nor is such information or advice necessary or desired. The Seller acknowledges and understands that the Company and its affiliates possess material nonpublic information regarding the Company not known to the Seller that may impact the value of the Securities, including, without limitation, (i) information received by principals and employees of the Company in their capacities as directors, officers, and/or affiliates of the Company, (ii) information otherwise received by the Company on a confidential basis, and (iii) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board, and that the Company is unable to disclose any and all such information to the Seller. The Seller understands, based on its experience, and as represented in Subsection 2.1.4 of this agreement, the disadvantage to which the Seller is subject due to the disparity of information between the Seller and the Company. Notwithstanding such disparity, the Seller has deemed it appropriate to enter into this Agreement and to consummate the Transaction.

2.1.6The Shares constitute all the equity securities of the Company owned by, controlled by, or otherwise affiliated with Sellers, and include any shares over which Sellers have voting or investment authority, and: (i) any person or entity who together with Sellers constitutes, or would constitute, a “group” under 15 U.S.C. § 78m(d)(3), and regulations promulgated thereunder; and (ii) any person or entity who would be considered to be acting in concert with any Seller pursuant to the Bank Holding Company Act, 12 CFR § 225.41(b)(2). The Sellers and any person or entity described in Subsections 2.1.6(i) or (ii) above shall be sometimes referred to in this Agreement collectively as the “Lame Group Members” and each individually as a “Lame Group Member.”
2.1.7No Lame Group Member, has any right to acquire or otherwise control any equity securities of Company or any interest in any equity securities of Company.
2.1.8Except for the Shares, no Lame Group Member has any right to vote (whether by agreement, proxy or otherwise) any shares of Company common stock.
2.2Company’s Representations and Warranties. The Company represents and warrants to the Sellers that the following statements are true and correct as of the Effective Date of this Agreement and will be true and correct as of the Closing Date:
2.2.1The Company is a corporation duly organized and existing under the laws of the State of Ohio.
2.2.2The Company has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the discretion of a court of equity with respect to the availability of equitable remedies.
2.2.3The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not with the passing of time or giving of notice (i) violate any provision of any judicial or administrative order, award, judgment or decree applicable to the Company, or (ii) conflict with, result in a breach of or right to cancel or constitute a default under any agreement or instrument to which the Company is a party, by which the Company is bound or to which the Company is subject.
3.SELLER COVENANTS.
3.1Each Seller covenants and agrees with the Company as follows:
3.1.1 Standstill. Seller will not, nor will it cause or permit any Lame Group Member to, acting on its or their own behalf or in concert, directly or indirectly, for a period of five (5) years following the date of this Agreement (the “Standstill Period”):
(a)make any statement or proposal to the Board, any of the Company’s officers or any of the Company’s shareholders regarding, or make any public announcement, proposal or offer (including any action to become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation”, as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the

Securities Exchange Act of 1934) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of the Company’s equity securities or assets, or rights or options to acquire interests in the Company’s equity securities or assets, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company, (v) any request or proposal to waive, terminate or amend the provisions of this Agreement or (vi) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Subsection 3.1.1(a);
(b)instigate, encourage or assist any third party (including forming a “group,” pursuant to 15 U.S.C. § 78m(d)(3), or otherwise acting in concert, pursuant to 12 CFR § 225.41(b)(2), with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;
(c)take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in Subsection 3.1.1(a) above;
(d)acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any equity securities or assets of the Company, or rights or options to acquire any equity securities or assets of the Company;
(e)except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or any of its subsidiaries or their respective officers and directors, or in any derivative litigation on behalf of the Company, except for testimony which may be required by law; or
(f)advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.
3.1.2Voting. Notwithstanding the terms of this Agreement, if, during the Standstill Period, any Seller shall obtain the right to vote any capital stock of the, or other voting securities of the Company, Sellers shall immediately notify the Company in writing of such fact, and the Seller obtaining the right to vote hereby agrees to cast its vote only as directed, and in the manner prescribed, by the Company in writing and comply with Section 3.1.3.
3.1.3Disposal of Company Capital Stock and Other Voting Securities. Notwithstanding the terms of this Agreement, if during the Standstill Period any Seller shall acquire of record or beneficially own capital stock, or other voting securities, of the Company, Sellers shall immediately notify the Company in writing of such fact, and the Seller so acquiring the shares or other securities agrees to immediately dispose of such shares or other equity securities in the open market and shall promptly provide written evidence of such disposition to Company.

3.2Confidentiality. Sellers agree to keep confidential and not disclose the existence and contents of this Agreement until such time as Company shall have disclosed the existence and contents of this Agreement in a Current Report on Form 8-K. Sellers further agree to forever keep confidential and not disclose the details of any discussion or negotiation between the Parties, or between the Parties’ respective counsels, with respect, or related in any way, to this Agreement or the Transaction, unless such information is (x) disclosed by the Company in a Current Report on Form 8-K, or (y) required by law.
3.3Board of Directors Nomination. Each Seller who is an individual covenants and agrees with Company that he or she (a) shall not solicit, engage, initiate, seek, encourage, facilitate or induce any person or entity, either alone, or in a group, to nominate any Seller, Lame Group Member, or the representative of any Seller or Lame Group Member for election to the Board; (b) if nominated for election to the Board, shall not stand for election; and (c) if elected to the Board, shall resign immediately upon election and shall not serve as a member of the Board under any circumstances.
4.MISCELLANEOUS
4.1Nondisparagement. Each Seller covenants and agrees that it shall not at any time make, publish, or communicate to any person or entity, or in any public forum, any defamatory, maliciously false, or disparaging remarks, comments, or statements (“Defamatory Statements”) concerning the Company or its businesses, or any of the Company’s employees, officers, or directors and their existing or prospective customers, now or in the future. Company covenants and agrees that it shall not at any time make, publish, or communicate to any person or entity or in any public forum any Defamatory Statement concerning any Seller.
4.2Publicity. The Company will issue a press release and will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission to announce this Agreement and the purchase by the Company of the Shares, and will include a copy of this Agreement as an exhibit to such Form 8-K. The Sellers will file an amendment to their Schedule 13D to report the sale of the Shares under this Agreement. Future references to this Agreement in any public filing are not to be inconsistent with such Form 8-K or amended Schedule 13D without the prior written consent of the Company and the Sellers. After the preceding amendment to the Sellers’ Form 13D is filed with the Securities and Exchange Commission and reported to Nasdaq, during the Standstill Period, no Lame Group Member shall cause, discuss, cooperate, or otherwise aid in the preparation of any press release or other publicity concerning any other Party to this Agreement or its operations without the prior approval of the Company.
4.3Headings. The headings in this Agreement are for convenience of reference only and do not limit or otherwise affect any of the terms or provisions of this Agreement.
4.4Governing Law. The laws of the State of Ohio govern all matters arising out of this Agreement and the rights and obligations of the parties under this Agreement without consideration of conflicts of laws principles thereof.
4.5Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, that provision will be fully severable, and this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
4.6Entire Agreement. This Agreement and all documents referred to in this Agreement supersede all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, between the Parties concerning this subject matter and constitute the entire agreement between the parties with regard to this subject matter. The Parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth in this Agreement.
4.7Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.
4.8Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company and the Sellers.
4.9Notices. All notices and directions to any party to this Agreement shall be in writing or sent electronically, and, except as otherwise provided, shall be deemed to be sufficiently given if sent registered or certified mail, by e-mail (with receipt confirmed), by overnight national courier service with charges prepaid, or by in-person delivery during business hours to the parties, at the following addresses:

If to Sellers: with a copy to (which shall not constitute notice):
John C. Lame
Phone: (513) 235-6982
Email: jclame57@gmail.com

Grady & Associates
20220 Center Ridge Road, Suite 300
Rocky River, Ohio 44116
Attention: Francis X. Grady, Esq.
Phone: (440) 356-7255
Email: fgrady@gradyassociates.com

If to Company:	LCNB Corp. 2 North Broadway Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President and CEO Phone: (513) 933-2380 Email: emeilstrup@lcnb.com with a copy to (which shall not constitute notice):
Dinsmore & Shohl LLP
191 West Nationwide Boulevard, Suite 300
Columbus, Ohio 43215
Attention: Michael G. Dailey, Esq. & Christian Gonzalez, Esq.
Phone: (614) 628-6921
Email:michael.dailey@dinsmore.com; christian.gonzalez@dinsmore.com or to such other address as the addressee shall have indicated by prior notice to the one giving the notice or direction in question.

4.10Presumption. Company and Sellers acknowledge and agree that they or a representative participated in the drafting of the Agreement and, in the event that any dispute arises regarding the interpretation or construction of this Agreement, no presumption shall arise that either one party or the other drafted this Agreement.

4.11Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Execution of this Agreement via facsimile will be effective, and signatures received via facsimile will be binding upon the parties and effective as originals.
4.12Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party to this Agreement and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights, and this Agreement does not confer any such rights, upon any other person or entity.

4.13Expenses. The Parties shall each pay their own expenses incidental to this Agreement, including, without limitation, fees and expenses of their respective agents, representatives, counsel, accountants, brokers, and other experts.
4.14Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.
4.15Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the Standstill Period or such earlier time as the Company shall cease to exist by reason of merger, sale of assets, liquidation, exchange of shares, or otherwise.

[Signature Page to Follow]

STOCK REPURCHASE AGREEMENT

Signature Page

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first written above.

LCNB Corp.

By:	/s/ Eric J. Meilstrup
Eric J. Meilstrup, President and CEO

John C. Lame and Susan K. Lame Irrevocable Trust

By:	/s/ John C. Lame
John C. Lame, Co-Trustee

By:	/s/ Susan K. Lame
Susan K. Lame, Co-Trustee

/s/ John C. Lame
John C. Lame

/s/ Susan K. Lame
Susan K. Lame

SCHEDULE A

SHAREHOLDERS LIST

See the attached spreadsheet.

Account Name	Number of Shares	Allocable Amount of Purchase Price

John C. Lame and Susan K. Lame Irrevocable Trust u/a dated 5/18/18	719,362	$14,387,240.00

John C. Lame IRA	144,580	2,891,600.00

John C. Lame Roth Contributory IRA	83,170	1,663,400.00

Susan K. Lame Roth Contributory IRA	48,450	969,000.00

Susan K. Lame IRA	56,125	1,122,500.00

Other	0	0.00

	1,051,687	$21,033,740.00

P:\Securities\Section 13(d) Reporting\Lame\Stock Repurchase Agreement - Dinsmore 2-8-22 version 2.docx